UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2007

ARKANOVA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

333-118077
(Commission File Number)

68-0542002
(IRS Employer Identification No.)

500 – 666 Burrard Street, Vancouver, British Columbia, Canada V6C 3P6
(Address of principal executive offices and Zip Code)

(604) 642-6143
Registrant's telephone number, including area code

1650 – 200 Burrard Street, Vancouver, British Columbia, Canada V6C 3L6
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Erich Hofer was appointed as Director of our company on March 19, 2007. We have also named Mr. Hofer as the Chairman of our Audit Committee and Compensation Committee.

Mr. Hofer is the Chief Financial Officer of the ARGO-HYTOS Group, a manufacturer of mobile hydraulic equipment located in Baar, Switzerland. Mr. Hofer holds a Masters of Business Administration from the University of Chicago (2004) and a degree as Economist SEBA from the Vocational School of Economics and Business Administration of Zurich (1993). Mr. Hofer is certified as a Management Accountant in Switzerland.

Except as disclosed below, we have not been a party to any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, which Mr. Hofer had or will have a direct or indirect material interest. On March 1, 2007, we closed an Agreement and Plan of Merger dated October 20, 2006 with Arkanova Energy, Inc., a private Delaware corporation ("Arkanova Delaware"), and Arkanova Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of our company ("Acquisition Corp."). Pursuant to the terms of the agreement, and at the effective time: (i) Arkanova Delaware merged with and into Acquisition Corp., with Acquisition Corp. carrying on as the surviving corporation, and (ii) each share in the capital of Arkanova Delaware was converted into one share in the capital of our company. Mr. Hofer, who held 1,000,000 common shares in the capital of Arkanova Delaware, acquired 1,000,000 common shares, or 3.2% of the issued and outstanding common shares in the capital of our company, at the effective time of the merger. The deemed value of the 1,000,000 common shares is $800,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

/s/ John Legg
John Legg
President, Secretary, Treasurer and
Chief Executive Officer

Date: March 22, 2007